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EXHIBIT 4.2

                       WARRANT TO PURCHASE 120,000 SHARES

                                 OF COMMON STOCK

                       TRANSMISSION TECHNOLOGY CORPORATION

                            Void after July 12, 2006


         This certifies that RED GUARD INDUSTRIES, INC., a Michigan corporation, or registered assign is entitled, subject to the terms set forth below, at any time before 5:00 P.M., Detroit time on July 12, 2006, to purchase from TRANSMISSION TECHNOLOGY CORPORATION, a Nevada corporation (hereinafter called the "Company"), up to one hundred twenty thousand (120,000) shares of the Company's post 1,000 for 1 forward split restricted common stock, par value $.001 per share (the "Common Stock") for the exercise price of twenty ($20.00) dollars per share. The Exercise price in effect any time during the life of this Warrant hereinafter called the "Purchase Price". The number and character of the shares of Common Stock of the Company are subject to adjustment as provided below, and term "Shares" shall mean, unless the context otherwise requires, the shares of stock and other securities and property at the time receivable upon the exercise of this Warrant.

         1. THE WARRANT. The Company's board of directors on July 12, 2001 agreed to issue this Warrant as consideration for Red Guard agreeing to alter the conversion terms of the shares of Series "A" preferred stock that it owned on that date.

         2. EXERCISE. Subject to compliance with the provisions of Section 4, this Warrant may be exercised at any time or from time to time after July 12, 2001 on any business day, for the full number of Shares called for hereby, by surrendering it at the principal office of the Company, presently located at 237 Berthoud Way, Golden, Colorado 80401, with the subscription form duly executed, together with payment in cash or by certified or official bank check, payable to the order of the Company, of the sum obtained by multiplying (a) the number of Shares called for on the face of this Warrant (without giving effect to any adjustment therein) by (b) the Purchase Price. This Warrant may be exercised for less than the full number of Shares at the time called for hereby by such surrender, except that the number of Shares receivable upon the exercise of this Warrant as a whole, and the sum payable upon the exercise of this Warrant as a whole, shall be proportionately reduced. Upon such partial exercise, this Warrant shall be surrendered, and a new Warrant of the same tenor and for the purchase of the number of such Shares not purchased upon such exercise shall be issued by the Company to the registered holder hereof. A Warrant shall be deemed to have been exercised immediately prior to the close of business on the date of its surrender for exercise as provided above, and the person entitled to receive the same shall receive a certificate or certificates for the number of whole Shares issued upon such exercise, together with cash, in lieu of any fraction of a Share issued upon such exercise, equal to such fraction of the current market value of one full Share.


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         3. PAYMENT OF TAXES. All Shares issued upon the exercise of a Warrant shall be validly issued, fully paid and non-assessable, and the Company shall pay all taxes and other governmental charges that may be imposed in respect of the issue or delivery thereof. The Company need not, however, pay any tax or other charge imposed in connection with any transfer involved in the issue of any certificate in any name other than that of the registered holder of the Warrant surrendered in connection with the purchase of such Shares, and in each case the Company need not issue or deliver any certificate until such tax or other charge has been paid or it has been established to the Company's satisfaction that no tax or other charge is due.

         4. TRANSFER AND EXCHANGE. Subject to the terms hereof, this Warrant and all rights hereunder are only transferable, in whole or in part, on the books of the Company maintained for that purpose at its principal office by the registered holder hereof in person or by duly authorized attorney, upon surrender of this Warrant properly endorsed, the payment of any necessary transfer tax or other governmental charge imposed upon such transfer in conjunction with this Warrant. Each taker and holder of this Warrant, by taking or holding the same, consents and agrees that until the transfer of this Warrant is reflected on the books of the Company maintained for that purpose, the Company may treat the registered holder hereof as the owner for all purposes.

This Warrant is exchangeable at the Company's office for Warrants for the same aggregate number of Shares, each new Warrant to represent the right to purchase such number of Shares as the holder hereof shall designate at the time of such exchange. A form that may be used to effect an assignment of the warrant is attached hereby as EXHIBIT "A".

         5. A. ADJUSTMENT FOR DIVIDENDS IN OTHER STOCK, PROPERTY;
RECLASSIFICATIONS. If at any time or from time to time after the date hereof, the holders of the Common Stock of the Company, receive, or, on or after the record date fixed for the determination of eligible stockholders, become entitled to receive, without payment there-for,

(1) other or additional stock or other securities, or property (other than cash) by way of dividend,

(2) any cash paid or payable out of capital or paid-in surplus or surplus created as a result of a revaluation of property, or

(3) other or additional stock or other securities or property (including cash) by way of stock-split, spin-off, split-up, reclassification, combination of shares or similar corporate arrangements.

then and in each such case the holder of this Warrant, upon the exercise hereof as provided in Section 2, shall be entitled to receive the amount of stock and other securities and property (including cash in the cases referred to in clauses (2) and (3) above) which such holder would hold on the date of such exercise if on the date hereof, he had been the holder of record of the number



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of shares of Common Stock of the Company called for on the face of this Warrant and had thereafter, during the period from the date hereof, to and including the date of such exercise, retained such shares and/or all other or additional stock and other securities and property (including cash in the cases referred to in clauses (2) and (3) above) receivable by him as aforesaid during such period, giving effect to all adjustments called for during such period by Section 5.A and 5.B.

         B. ADJUSTMENT FOR REORGANIZATION, CONSOLIDATION, MERGER. In case of any reorganization of the Company (or an other corporation, the shares, or other securities of which are at the time receivable on the exercise of this Warrant) after the date hereof, or in case, after such date, the Company or any such other corporation consolidates with or merges into another corporation or conveys all or substantially all its assets to another corporation, then in each case the holder of this Warrant, upon the exercise hereof at any time after the consummation of such reorganization, consolidation, merger or conveyance, shall be entitled to receive, in lieu of the Shares or other securities and property receivable upon the exercise of this Warrant prior to such consummation, the stock or other securities or property to which such holder would have been entitled upon such consummation if such holder had exercised this Warrant immediately prior thereof, all subject to further adjustment as provided in
Section 5.A; in each case, the terms of this Warrant shall be applicable to the shares or other securities or property receivable upon the exercise of this Warrant after such consummation.

         C. ACCOUNTANT'S CERTIFICATE AS TO ADJUSTMENTS. In each case of an adjustment in the shares of Common Stock or other stock, securities or property receivable on the exercise of the Warrant, the Company at its expense shall cause independent public accountants of recognized standing selected by the Company (who may be the independent public accountants then auditing the books of the Company) to compute such adjustment in accordance with the terms of the Warrant and prepare a certificate setting forth such adjustment and showing in detail the facts upon which such adjustment is based. The Company shall forthwith mail a copy of such certificate to the holder of the Warrant at the time outstanding.

         D. NOTICES OF RECORD DATE. In case:

(1) the Company takes a record of the holders of its Common Stock (or other stock or securities at the time receivable upon the exercise of the Warrant) for the purpose of entitling them to receive any dividend (other than a cash dividend at the same rate of the last cash dividend heretofore paid) or other distribution, or any right to subscribe for or purchase any shares of stock of any class or any other securities, or to receive any other right, or

(2) of any capital reorganization of the Company, any reclassification of the capital stock of the Company, any consolidation or merger of the Company with or into another corporation, or any conveyance of all or substantially all of the assets of the Company to another corporation, or


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(3) of any voluntary dissolution, liquidation or winding-up of the Company, then, and in each such case, the Company shall mail or cause to be mailed to each holder of a Warrant then outstanding a notice specifying, as the case may be, (a) the date on which a record is to be taken for the purpose of such dividend, distribution or right, and stating the amount and character of such dividend, distribution or right, or (b) the date on which such reorganization, reclassification, consolidation, merger, conveyance, dissolution, liquidation or winding-up is to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such stock or securities at the time receivable upon the exercise of the Warrant) shall be entitled to exchange their shares of Common Stock (or such stock or securities) for securities or other property deliverable upon reorganization, reclassification, consolidation, merger, conveyance, dissolution, liquidation or winding-up. Such notice shall be mailed at least 30 days prior to the date therein specified.

The Company will bear all fees and expenses incurred in connection with the preparation and filing of each such Registration Statement.

         6. LOSS OR MUTILATION. Upon the Company's receipt of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Warrant and (in the case of loss, theft or destruction) of indemnity reasonably satisfactory to it, and (in the case of mutilation) upon surrender and cancellation thereof, the Company shall execute and deliver in lieu thereof a new Warrant of like tenor.

         7. RESERVATION OF COMMON STOCK. The Company shall at all times reserve and keep available for issue upon the exercise of the Warrant such number of its authorized but un-issued shares of Common Stock as will be sufficient to permit the exercise in full of all outstanding Warrants, as the same may have been adjusted hereunder.

         8. NOTICES. All notices and other communications from the Company to the holder of this Warrant shall be mailed by first class registered or certified mail, postage prepaid, return receipt requested, to the address furnished to the Company in writing by the last holder of this Warrant who shall have furnished an address to the Company in writing. If mailed, such notice is given when deposited in the United States mail.

         9. CHANGE, WAIVER. Neither this Warrant nor any term hereof may be changed, waived, discharged or terminated orally but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.

         10. HEADINGS. The headings of this Warrant are for purposes of convenience of reference only, and shall not be deemed to constitute a part hereof.


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         11. LAW GOVERNING. This Warrant is delivered in the State of Colorado and shall be construed and enforced in accordance with and governed by the laws of such State without regard to its principles of conflicts of law.

Dated: July 12, 2001
Golden, Colorado


ATTEST:                                      Transmission Technology Corporation



                                             By:
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Endorsement of warrant (to be executed at time of exercise or assignment of warrant):


ATTEST:                                      Red Guard Industries, Inc.



                                             By:
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